                                                                    EX-99.B11(a)


                          Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Marquis Funds (File 33-65436) (the "Registration Statement") of our report dated November 22, 1996, relating to the financial statements and financial highlights of the Small Cap Growth Fund appearing in the September 30, 1996 Annual Report to Shareholders of SEI Institutional Managed Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.

/s/ Price Waterhouse LLP
Philadelphia, Pennsylvania
November 20, 1997